Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd., Suite 1023 Los Angeles, CA 90069-4507
Symbol: MLPH	Molecular Pharmacology (USA) Limited announces Rheumatoid Arthritis opportunities.	July 28, 2006

FOR IMMEDIATE RELEASE

CONTACT:
Jeff Edwards
Molecular Pharmacology (USA) Limited
888-327-4122

REPLICATED STUDIES OPEN NEW PRODUCT OPPORTUNITIES IN THE RHEUMATOID ARTHRITIS MARKET

Los Angeles, CA - Friday July 28, 2006 - Molecular Pharmacology (USA) Limited (OTCBB: MLPH) announced today that independent, replicated and multi-centered in-vitro studies had shown that the company's anti-cytokine drug, MPL-104, potently inhibits the secretion of TNF-alpha in inflammatory conditions. The secretion of the cytokine TNF-alpha underlies a range of debilitating inflammatory diseases such as rheumatoid arthritis, lupus, Crohn's disease, psoriasis, and ankylosing spondylitis, and is considered to be the main factor in driving inflammation.

TNF-alpha inhibitors for the treatment of Rheumatoid Arthritis (RA) are not new, as oral products such as Enbrel, Centocor/Schering-Plough/Tanabe's Remicade (infliximab), and Humira already exist in the market place. According to Decision Resources, Inc. (http://www.decisionresources.com/), the existing products had combined sales of $4.6 billion in 2005, and they project this market segment will undergo robust growth in the United States, United Kingdom, France, Germany, Italy, Spain, and Japan reaching more than $10 billion by 2015.

"What makes MPL-104 such an exciting project is that it is directed at producing products that do not directly compete with the current markets leaders, and complement their functionality," said MPL President and Chief Executive Officer Jeffrey Edwards. "Irrespective of how well medicated RA suffers are, it is very common for them to have one or more unresponsive joints. Elevating systemic medication levels to accommodate these is not a clinical option, because of the potential of adverse side effects. This is the therapeutic area where we believe MPL-104 will provide real benefits."

MPL-104 appears to be one of the very rare TNF-alpha inhibitory drugs that is small enough to be administered topically. This allows it to be formulated as a cream or serum and applied directly to the effected area or joint, without altering systemic levels by any significant amount. We believe this will allow MPL-104 to be used to support and augment the total clinical efficacy of existing market leading drugs rather than be competitive to them.

In addition to the RA market opportunity, we expect the benefit of isolated application and local action has the potential to deliver similar benefits in the treatment of other inflammatory conditions, a market projected to increase to $47.8 billion by 2010. (BBC Research - www.bccresearch.com/biotech/B219.html)

MPL-104 emerged following an extensive research and isolation program designed to reveal the biological mechanism behind an analgesic and anti-inflammatory product that had been approved and marketed successful in Australia for almost 18 years with an unblemished safety and efficacy record in humans.

"We believe this provides MPL with a very early path to market, and a stepping-stone platform into the European, Asian and ultimately the US markets for a range of disease specific products that utilise the Company's broadening biological mediator platform.

About Molecular Pharmacology (USA) Limited

Molecular Pharmacology (USA) Limited (OTCBB: MPLH) is a public biotechnology company dedicated to the discovery and development of analgesic, anti-inflammatory and anti-cytokine products based on the proprietary MPL-TL compound.

MPL USA, through its Australian subsidiary, holds the exclusive worldwide rights to commercialize and develop products and product derivates, based on MPL-TL biological mediator platform.

MPL-TL is currently approved for sale and use in Australian, under the brand name of ThermaLife, for the temporary relief of muscular and arthritic pain. A second product, TL-B is in late stage regulatory submission with the Australian regulatory body. .

MPL-USA has established research and development activities in the USA, Australia, South East Asia and Europe to explore additional product opportunities in the management of locally acting biological mediators involved in the secondary injury cascade.

For more information on MPL USA, please visit www.mpl-usa.com.

Forward-Looking Statements

Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although MPL believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those  projected in the forward-looking statements as a result of factors, including: uncertainties associated with  product development, the risk that products that appeared promising  in early development phases do not demonstrate efficacy in clinical studies and trials, the risk that MPL will not obtain approval to  market its products and ingredients as envisaged, the risks associated with dependence upon key  personnel and the need for additional financing.